SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Timberline Software Corporation
(Name of Registrant as Specified in Its Charter)

___________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Filed by Timberline Software Corporation
Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

Subject Company: Timberline Software Corporation
Commission File No. 0-16376

IMPORTANT INFORMATION

The proposed transaction discussed in the conference call, the transcript of which is copied below, will be submitted to Timberline's shareholders for their consideration. Timberline will file a proxy statement and other relevant documents concerning the proposed transaction with the SEC.

SHAREHOLDERS OF TIMBERLINE ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement and other documents when they become available on the SEC's Internet site at (http://www.sec.gov) or from Timberline.

Timberline and its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from the shareholders of Timberline in connection with the Merger. Information about the directors, executive officers and other employees of Timberline and their ownership of Timberline common stock is set forth in Timberline's proxy statement for its 2003 annual meeting of shareholders, filed with the SEC on March 21, 2003. This document is available free of charge at www.sec.gov and directly from Timberline. Additional information regarding the interests of these participants may be obtained by reading the proxy statement regarding this transaction when it becomes available.

THE FOLLOWING IS THE TRANSCRIPT OF THE CONFERENCE CALL HELD BY TIMBERLINE ON JULY 17, 2003:

Thank you and good morning everyone. I apologize up front for the technical snafu in publishing the wrong number, but I hope everyone is with us now.   I'm Curtis Peltz, President and CEO of Timberline Software Corporation.

As all of you know, Timberline Software signed an agreement yesterday that would result in the acquisition of our company by The Sage Group and its US subsidiary, Best Software. Timberline Software will remain in Oregon and operate as a subsidiary of Best Software. The purpose of this call is to give you some additional information regarding the agreement and the anticipated timing of our shareholder vote and closing. Before I do, I need to say that some of the information will include forward looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Accordingly, undue reliance should not be placed on those forward looking statements.

Timberline is a leading provider of integrated financial and operations software for professionals in construction and real estate. Furthermore, we have an excellent reputation with our customers. That position has made us an attractive target for other companies that wish to expand into the construction and real estate vertical markets. From time to time, we have been contacted and our board of directors has always been open to the opportunity to enhance shareholder value. Last summer, we retained Piper Jaffray to assist the company in considering its strategic alternatives. The culmination of those efforts is our agreement with The Sage Group.

As noted in the press release, the transaction will be effected through a merger and our shareholders will receive $8.25 per share, cash, for all shares outstanding. All stock options will be cashed out at their "in the money" value.

With the negotiations behind us, we are now turning our attention to preparing and filing a proxy statement with the SEC so that we can hold a special shareholder meeting to approve the merger. The merger will be approved if holders of at least 50% of the shares vote in favor of the transaction. Under Oregon law, there are no dissenter appraisal rights because we are a NASDAQ traded company.

It is our expectation to file our preliminary proxy statement towards the end of July and schedule a special shareholder meeting for September. There are a number of other closing conditions, including antitrust approval, that need to be satisfied but we expect all of them to be in hand so that closing should follow promptly after the shareholder meeting. As you can imagine, there may be unanticipated delays but we are not anticipating any impediments in completing the transaction.

The Merger Agreement includes the traditional representation, warranties, covenants and conditions of closing. For those of you that want to know the details of the agreement and the companion Stock Option Agreement and Voting Agreements entered into with The Sage Group, both can be downloaded and read from the SEC's website. They were filed yesterday on our most recent Form 8-K.

Each of the directors and executive officers of Timberline have agreed to vote all Timberline shares owned by them in favor of the Merger, which constitutes approximately 4% of outstanding shares.

As noted in the press release announcing the signing of the agreement, we intend to release our second quarter earnings on Wednesday, July 23rd, after the market closes. Because this agreement would appear to preempt our operating results, we will not have a conference call at that time.

The press release also noted that we have declared our regular quarterly cash dividend at $0.04 a share for this quarter, to be paid August 15th to our shareholders of record as of August 1st. If for any reason closing is delayed into November, we have the right to declare our regular quarterly dividend.

In our proxy statement, we will detail the background of the transaction and the reasons why the board has unanimously approved the acquisition. Needless to say, the most compelling reason is the cash price which represents a substantial premium over what our stock has been trading at, for an extended period of time. We urge you to read the proxy statement when it becomes available. It will summarize in detail the agreement, our recent performance, the reasons for the agreement and the approval sought. SEC rules applicable to the proxy solicitation process limits what we can say at this time. That is why we are not taking questions on this call. I can say, however, that we are pleased to present our shareholders with this opportunity and will endeavor to get the proxy statement in your hands as soon as possible.

On behalf of the company and the board, I would like to express our thanks for your support, particularly of our many shareholders who have stayed with us during these recent quarters. We hope that you will view this transaction as an appropriate reward for your confidence.

Thanks for listening.